Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS SELECTED

THIRD QUARTER 2006 FINANCIAL RESULTS; ANNOUNCES

FINDINGS OF STOCK OPTION REVIEW

THIRD QUARTER 2006 HIGHLIGHTS

•	Rental and management segment revenue increased to $326.4 million

•	Rental and management segment gross margin increased to $245.4 million

•	Cash provided by operating activities increased to $182.5 million

Boston, Massachusetts – November 8, 2006 – American Tower Corporation (NYSE: AMT) today reported selected financial results for the third quarter ended September 30, 2006. As a result of the Company’s internal stock option review, today’s announcement of third quarter results includes selected financial results only. As discussed below, the Special Committee of the Company’s Board of Directors that is reviewing the Company’s stock option granting practices has reported on its findings. Once the Company finalizes its financial statements with respect to the Special Committee’s findings, it will release full financial results for the third quarter ended September 30, 2006, together with its full financial results and financial reports for prior periods.

Jim Taiclet, American Tower’s Chief Executive Officer stated, “We continue to experience the benefits of a healthy and growing wireless environment. Our executive team and our employees across the Company are working together to deliver strong top line revenue growth leveraging our sizeable scale and continuing to deliver the highest operating margins in the industry.

“On a pro-forma basis, adjusted for the impact of our merger with SpectraSite, our tower revenue growth of 11% and tower gross margin growth of 14% over the prior year demonstrate the continued emphasis on network development across our customer base, American Tower’s efforts to improve our relationships with these customers, the high quality of our 22,000 site portfolio, and our advancements in reducing process cycle times to get our customers on-air faster.

“Looking forward to 2007, we also see a healthy environment for tower leasing. In addition, we are continuing to actively explore opportunities to meaningfully expand our tower portfolio both in the US and in select international markets.”

Third Quarter 2006 Operating Highlights

American Tower generated the following operating results for the quarter ended September 30, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended September 30, 2005, which includes the results of SpectraSite as of August 3, 2005):

Total revenues increased 26% to $333.5 million and rental and management segment revenues increased 25% to $326.4 million, of which $113.2 million was attributable to SpectraSite. Rental and Management Segment Gross Margin increased 26% to $245.4 million, of which $79.4 million was attributable to SpectraSite. Services Segment revenue and Gross Margin increased to $7.1 million and $4.1 million, respectively. As discussed below under Non-GAAP and Defined Financial Measures, Segment Gross Margin reflects segment revenue less direct segment-level expenses and does not include selling, general, administrative and development expenses related to the segment.

Total selling, general, administrative and development expense was $42.4 million for the quarter ended September 30, 2006. The Company’s selling, general, administrative and development expense for the quarter includes estimated stock-based compensation expense of $10.7 million and $8.2 million of additional costs related to the review of stock option granting practices and related legal and governmental proceedings. As discussed below, the Company is finalizing the impact of the stock option review on its financial statements and may need to record additional charges for stock-based compensation expense relating to certain option grants. Accordingly, this amount should be considered preliminary until the Company files its Form 10-Q for the third quarter ended September 30, 2006.

Free Cash Flow was $148.9 million, of which $47.5 million was attributable to SpectraSite. Free Cash Flow was comprised of $182.5 million of cash provided by operating activities, less $33.6 million of payments for purchase of property and equipment and construction activities, including $15.8 million of discretionary capital spending. The Company completed the construction of 38 towers and the installation of 3 in-building systems during the quarter.

Please refer to Non-GAAP and Defined Financial Measures on page 5 for definitions of Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow. For additional financial information, including reconciliations to GAAP measures, please refer to the supplemental schedules of selected financial information and selected American Tower and SpectraSite stand-alone financial information on pages 7 through 9.

Update on Stock Option Matter and Restatement of Financial Statements

As previously reported, the Company’s Board of Directors established a Special Committee of independent directors to review the Company’s stock option granting practices and related accounting. As a result of the Special Committee’s preliminary conclusions, the Company previously indicated that it would need to restate its historical financial statements to record charges for stock-based compensation expense related to certain option grants and to account for the tax-related consequences. On November 6, 2006, the Special Committee reported to the Company’s Board of Directors regarding its findings. The following is a summary of the Special Committee’s key findings:

•	The grant dates reported by the Company for accounting and financial reporting purposes for most stock option grants during the period from the Company’s becoming a public company in June 1998 and into 2005 were incorrect because they did not reflect the dates on which the grants were legally effective.

•	From June 1998 through 2004, for certain large annual grants and many other individual grants, certain members of management followed a practice of choosing past dates as grant dates so as to use a lower exercise price, with the period of lookback appearing to range from a couple of days to eight weeks.

•	The option grants involving lookbacks were inconsistent with the Company’s disclosures that option grants were made at fair market value, were not accounted for properly and, to the extent they involved incentive stock options, violated the requirement under the Company’s 1997 Stock Option Plan that they be at fair market value.

•	Stock options were granted by management pursuant to authority they believed had been delegated by the Compensation Committee, but that delegation was not adequately documented, and therefore the necessary legal approval of some grants did not occur until they were subsequently approved by the Compensation Committee.

•	The process by which members of the Compensation Committee formally approved option grants involved the signing of unanimous written consents that included schedules of option grants approved by management for the preceding quarter. The Company typically used the date set forth in the schedules attached to the written consents as the option grant date. However, all necessary corporate action had not been taken until the written consents were actually signed by all committee members, which typically did not happen until later, sometimes resulting in a delay of many months between the date recorded by the Company as the option grant date and the legal grant date.

•	The Company’s flawed option practices began with past management, whose members frequently looked back to select option grant dates. With the likely exception of one past member of management, the evidence does not indicate that management at the time in question was aware that, in looking back to choose a past grant date with a more favorable closing price, the Company was failing to take necessary accounting charges or acting contrary to the Company’s disclosures. However, certain members of past management who initiated and were involved with the option practices should have been aware of the accounting or legal issues or sought legal and accounting advice as to the practice.

•	Current management’s efforts to improve and formalize procedures for option grants since early 2004 have had the effect of eliminating the practice of lookbacks. In addition, the evidence does not indicate intentional misconduct by any member of current management. Some members of current management, however, were made aware of the use of lookbacks for certain option grants, and certain of them should have been aware of the accounting or legal issues or inquired further.

•	One or more outside lawyers for the Company were, on multiple occasions, told of the lookback practice and did not advise the Company of the accounting and legal problems with that practice.

•	The Board of Directors and the Compensation Committee failed to adopt adequate procedures to ensure that Compensation Committee members understood the Company’s 1997 Stock Option Plan and that it was properly administered.

•	From 1998 through 2005, the Company’s processes, procedures and controls were inadequate, although management steadily improved the processes beginning in 2001. In 2006, the Compensation Committee revised its procedures for approving stock option grants in an effort to ensure compliance in the future.

•	The Company also had inadequate controls relating to, and failed to account properly for, certain modifications of outstanding stock option rights.

The Special Committee will recommend to the Company’s Board of Directors a remediation plan to address the issues raised by its findings. While the Special Committee has not yet finalized its remediation recommendations, the Special Committee has determined that no terminations or changes in responsibilities of current executive management should be made as a result of its findings.

The Company previously announced that it would file an amended Annual Report on Form 10-K/A for the year ended December 31, 2005 and an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006 to reflect the restatement of its financial statements, and that it would file these reports with the Securities and Exchange Commission once the Special Committee completes its investigation. Now that the Special Committee has reported on its findings, the Company is working to finalize the impact of these findings on the Company’s financial statements and related disclosure to complete its restatement and to file these reports with the Securities and Exchange Commission. Concurrently with the filing of these reports, the Company also expects to file Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006. The Company does not currently expect that it will be able to finalize the restatement and file these reports until after November 9, 2006, the date the Form 10-Q for the quarter ended September 30, 2006 is required to be filed. Accordingly, the Company does not expect that it will be able to timely file its Form 10-Q for the quarter ended September 30, 2006. However, the Company expects that it will file all of these reports by the end of November 2006.

Financing Highlights

As previously announced, the Company has temporarily suspended its stock repurchase program while the review of its stock option granting practices is ongoing. In November 2005, the Company announced that its Board of Directors had approved the repurchase of up to $750 million of the Company’s Class A common stock during the period November 2005 through December 2006. Prior to the suspension of the stock repurchase program, the Company had repurchased a total of 11.8 million shares of its Class A common stock for approximately $358.4 million. The Company expects that once this matter is resolved, it will resume repurchases of its Class A common stock.

During the quarter ended September 30, 2006, the Company repurchased a total of $15.5 million principal amount of its 7.25% Senior Subordinated Notes due 2011 for approximately $15.9 million. In addition, the Company repurchased a total of $23.5 million principal amount of its 5.0% Convertible Notes due 2007 for approximately $23.4 million. Subsequent to the end of the quarter, the Company repurchased an additional $8.6 million principal amount of its 7.25% Notes for approximately $9.0 million.

Full Year 2006 and 2007 Outlook

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company’s expectations as of November 8, 2006. Please refer to the cautionary language regarding “forward-looking” statements included in this press release when considering this information. The Company undertakes no obligation to update this information.

($ in millions)	Full Year 2006			Full Year 2007
Rental and management segment revenue	$1,291	to	$1,294	$1,392	to	$1,415
Rental and management segment gross margin (1)	973	to	976	1,059	to	1,087
Services segment revenue	21	to	22	18	to	23
Services segment gross margin (1)	11	to	11	9	to	12
Payments for purchase of property and equipment and construction activities (2)	124	to	129	130	to	150

(1)	Segment gross margin reflects segment revenue less direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense. Rental and management segment gross margin includes interest income, TV Azteca, net. See Non-GAAP and Defined Financial Measures below.
(2)	The Company’s full year 2006 outlook for capital expenditures includes approximately $13 million of land purchases and $45 million to $47 million for the construction of approximately 210 new wireless towers and the installation of 25 in-building systems. The Company’s full year 2007 outlook for capital expenditures includes approximately $30 million of land purchases and $35 million to $45 million for the construction of approximately 200 new wireless towers and the installation of 25 in-building systems.

Conference Call Information

American Tower will host a conference call today at 8:30 a.m. EST to discuss its third quarter results for 2006 and the Company’s outlook for the full year 2006 and 2007. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chairman and Chief Executive Officer. The dial-in numbers are US/Canada: (877) 235-9047 and International: (706) 645-9644, access code 9474923. A replay of the call will be available from 9:30 a.m. EST November 8, 2006 until 11:59 p.m. EST November 22, 2006. The replay dial-in numbers are US/Canada: (800) 642-1687 and International: (706) 645-9291, access code 9474923. American Tower will also sponsor a live simulcast of the call on its website, http://investor.americantower.com. When available, a replay of the call will be accessible on the Company’s website.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in the United States, Mexico and Brazil. American Tower owns and operates over

22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Non-GAAP and Defined Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has presented the following non-GAAP and defined financial measures: Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow. American Tower defines Rental and Management Segment Gross Margin as income from operations before depreciation, amortization and accretion, impairments, net loss on sale of long-lived assets, restructuring and merger related expense, stock-based compensation expense, corporate expenses, rental and management segment overhead, services segment overhead, services segment operating expenses, services segment revenue, plus interest income, TV Azteca, net. American Tower defines Services Segment Gross Margin as income from operations before depreciation, amortization and accretion, impairments, net loss on sale of long-lived assets, restructuring and merger related expense, stock-based compensation expense, corporate expenses, services segment overhead, rental and management segment overhead, rental and management segment operating expenses, and rental and management segment revenue. American Tower defines Free Cash Flow as cash provided by operating activities less payments for purchase of property and equipment and construction activities. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Notwithstanding the foregoing, the Company’s measures of Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2006 and 2007 Outlook, the review of our historical stock option granting practices, the restatement of our previously issued financial statements, the filing of our Form 10-Q for the quarter ended September 30, 2006, our stock repurchase program and planned future capital expenditures. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) the impact of the findings of the stock option review on our financial statements, including any necessary corrections to our determinations of stock-based compensation expense; (2) the costs associated with the review of our historical stock option granting practices and the related inquiries, investigations and legal proceedings; (3) a decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand; (4) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be adversely affected; (5) substantial leverage and debt service obligations may adversely affect us; (6) restrictive covenants in our credit facilities and indentures could adversely affect our business by limiting flexibility; (7) due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants; (8) our foreign operations are subject to economic, political and other risks that could adversely affect our revenues or financial position; (9) a substantial portion of our revenues is derived from a small number of customers; (10) status of Iusacell Celular’s financial restructuring exposes us to risks and uncertainties (11) new technologies could make our tower leasing business less desirable to potential tenants and result in decreasing revenues; (12) we could have liability under environmental laws; (13) our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (14) increasing competition in the tower industry may create pricing pressures that may adversely affect us; (15) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (16) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers would be eliminated; (17) our towers may be affected by natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; (18) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these risks are substantiated; and (19) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED SELECTED FINANCIAL INFORMATION (1)

($ in thousands)

	September 30, 2006
SELECTED BALANCE SHEET DETAIL:	American Tower	SpectraSite	Consolidated
Long-term obligations summary, including current portion
Credit Facilities	$1,000,000	$725,000	$1,725,000
7.250% Senior Subordinated Notes, due 2011	347,593		347,593
7.500% Senior Notes, due 2012	225,000		225,000
7.125% Senior Notes, due 2012	501,608		501,608
5.000% Convertible Notes, due 2010	252,188		252,188
3.250% Convertible Notes, due 2010	107,869		107,869
3.000% Convertible Notes, due 2012	344,478		344,478
Other debt	59,530	174	59,704

Total debt	$2,838,266	$725,174	$3,563,440
Cash and cash equivalents	143,443	63,759	207,202

Net debt (Total debt less Cash and cash equivalents)	$2,694,823	$661,415	$3,356,238

	Three Months Ended, September 30, 2006
SELECTED OPERATING RESULTS:	American Tower	SpectraSite	Consolidated
Rental and management segment revenue	$213,189	$113,214	$326,403
Interest income, TV Azteca, net	3,584		3,584
Rental and management segment expense (2)	(50,817)	(33,784)	(84,601)

Rental and management segment gross margin (3)	$165,956	$79,430	$245,386

Network development services segment revenue	$6,923	$141	$7,064
Network development services segment expense (2)	(2,875)	(86)	(2,961)

Network development services segment gross margin (3)	$4,048	$55	$4,103

Selling, general, administrative and development expense (including stock-based compensation expense of $10,683) (4)			$42,384
Depreciation, amortization and accretion			$131,357

	Three Months Ended, September 30, 2005
	American Tower	SpectraSite (5)	Consolidated
Rental and management segment revenue	$193,436	$67,355	$260,791
Interest income, TV Azteca, net	3,609		3,609
Rental and management segment expense (2)	(47,918)	(21,858)	(69,776)

Rental and management segment gross margin (3)	$149,127	$45,497	$194,624

Network development services segment revenue	$3,868	$87	$3,955
Network development services segment expense (2)	(2,364)		(2,364)

Network development services segment gross margin (3)	$1,504	$87	$1,591

Selling, general, administrative and development expense (including stock-based compensation expense of $2,088) (4)			$32,594
Depreciation, amortization and accretion			$116,752

	Three Months Ended September 30, 2006
SELECTED INTEREST EXPENSE DETAIL:	American Tower	SpectraSite	Consolidated
Credit Facilities	$15,603	$11,575	$27,178
7.250% Senior Subordinated Notes, due 2011	6,411		6,411
7.500% Senior Notes, due 2012	4,219		4,219
7.125% Senior Notes, due 2012	8,858		8,858
5.000% Convertible Notes, due 2010	3,248		3,248
3.250% Convertible Notes, due 2010	876		876
3.000% Convertible Notes, due 2012	2,610		2,610
Other interest expense (income), including amortization of deferred financing fees	1,977	(929)	1,048

Total Interest Expense	$43,802	$10,646	$54,448

	Three Months Ended September 30, 2006
SELECTED CASH FLOW DETAIL:	American Tower	SpectraSite	Consolidated
Cash provided by operating activities	$125,311	$57,217	$182,528

Payments for purchase of property and equipment and construction activities:
Discretionary	$11,550	$4,251	$15,801
Improvements/Augmentation	10,596	5,452	16,048
Corporate	1,769		1,769

Total	$23,915	$9,703	$33,618

Cash paid for income taxes			$5,953
Cash paid for interest			$38,148

	Three Months Ended September 30, 2005
	American Tower	SpectraSite (5)	Consolidated
Cash provided by operating activities	$82,848	$12,347	$95,195

Payments for purchase of property and equipment and construction activities:
Discretionary	$10,378	$997	$11,375
Improvements/Augmentation	6,319	3,402	9,721
Corporate	1,606		1,606

Total	$18,303	$4,399	$22,702

Cash paid for income taxes			$4,499
Cash paid for interest			$41,201

________

(1)	The selected financial information presented herein is unaudited and does not reflect complete GAAP financial statements. As discussed above, the impact of the Company’s review of its historical stock option granting practices on the Company’s financial statements has not yet been finalized. The Company has determined that it will need to record additional charges for stock-based compensation expense relating to certain option grants, but has not yet determined the amount of any such compensation charges or the related tax impact. Accordingly, the Company is unable at this time to provide detailed GAAP or non-GAAP financial results for the quarter ended September 30, 2006. Except as noted above with respect to selling, general, administrative and development expense, the Company believes that the selected financial results presented herein would not be affected by the results of the stock option review.
(2)	Includes direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense.
(3)	Segment gross margin reflects segment revenue less direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense. Rental and management segment gross margin includes interest income, TV Azteca, net. See Non-GAAP and Defined Financial Measures above.
(4)	Reflects estimated stock-based compensation expense and does not take into account any adjustments that may be required as a result of the ongoing stock option review.
(5)	SpectraSite 2005 results reflect the period of August 3, 2005 to September 30, 2005.

UNAUDITED SUPPLEMENTAL INFORMATION

SHARE COUNT ROLLFORWARD (IN MILLIONS):
Total shares outstanding, as of June 30, 2006	425.0
Shares issued – employee stock option exercises	0.4
Shares issued – warrant exercises	0.1

Total shares outstanding, as of September 30, 2006	425.5

SELECTED PORTFOLIO DETAIL - OWNED SITES:

Three Months Ended September 30, 2006	Wireless	Broadcast	In-building	Total
Beginning Balance, July 1, 2006	21,757	407	124	22,288
New Construction	38		3	41
Acquisitions	19		6	25
Reductions	(37)			(37)

Ending Balance, September 30, 2006	21,777	407	133	22,317

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